EXHIBIT 3.1
CERTIFICATE OF AMENDMENT
TO
THIRD RESTATED CERTIFICATE OF INCORPORATION
OF
CIENA CORPORATION
     Ciena Corporation, a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:
     1. The name of the corporation is Ciena Corporation.
     2. This Amendment to Third Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.
     3. This Amendment to Third Restated Certificate of Incorporation amends Article Fourth of the Third Restated Certificate of Incorporation of the corporation, as heretofore amended, supplemented and restated, by deleting the first paragraph of Article Fourth thereof and substituting in lieu thereof the a new paragraph, which shall read in its entirety as follows:
     FOURTH: The Corporation shall have the authority to issue two classes of shares to be designated respectively “Preferred Stock” and “Common Stock.” The total number of shares of stock that the Corporation shall have the authority to issue is 160,000,000 shares of capital stock, par value $0.01 per share. The total number of shares of Preferred Stock that the Corporation shall have authority to issue is 20,000,000, par value $0.01 per share. The total number of shares of Common Stock which the Corporation shall have the authority to issue is 140,000,000, par value $0.01 per share.
     4. This Amendment to Third Restated Certificate of Incorporation further amends Article Fourth of the Third Restated Certificate of Incorporation of the corporation, as heretofore amended, supplemented and restated, by adding at the end of Article Fourth a new paragraph, which shall read in its entirety as follows:
     Upon the filing and effectiveness (the “Effective Time”) of this amendment to the Corporation’s Certificate of Incorporation pursuant to the Delaware General Corporation Law, each seven shares of the Common Stock (the “Old Common Stock”) issued and outstanding immediately prior to the Effective Time shall be reclassified and combined into one validly issued, fully paid and non-assessable share of the Corporation’s common stock, $.01 par value per share (the “New Common Stock”), without any action by the holder thereof. The Corporation shall not issue fractions of shares of New Common Stock in connection with such reclassification and combination. Shareholders who, immediately prior to the Effective Time, own a number of shares of Old Common Stock which is not evenly divisible by seven shall, with respect to such fractional interest, be entitled to receive cash from the Corporation in lieu of fractions of shares of New Common Stock from the disposition of such fractional interest as provided below. The Corporation shall arrange for the disposition of fractional interests by those otherwise entitled thereto, by the mechanism of having (x) the transfer agent of the Corporation aggregate such fractional interests and (y) the shares resulting from the aggregation sold and (z) the net proceeds received from the sale be allocated and distributed among the holders of the fractional interests as their respective interests appear. Each certificate that theretofore represented shares of Old Common Stock shall thereafter represent that number of shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified and combined; provided, that each person holding of record a stock certificate or certificates that represented shares of Old Common Stock shall receive, upon surrender of such certificate or certificates, a new certificate or certificates evidencing and representing the number of shares of New Common Stock to which such person is entitled under the foregoing reclassification and combination.
     5. This Amendment to Third Restated Certificate of Incorporation shall be effective at 5:00 p.m., Eastern Time, on September 22, 2006.
     IN WITNESS WHEREOF, this Certificate of Amendment to Third Restated Certificate of Incorporation has been executed by a duly authorized officer of the corporation this 19th day of September, 2006.

Ciena Corporation

By:	/S/ Joseph R. Chinnici

	Name:	Joseph R. Chinnici
	Title:	Senior Vice President and
Chief Financial Officer